UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 8, 2010, Nortel Networks Corporation (NNC) announced that it, Nortel Networks Limited (NNL) and their Canadian subsidiaries that have filed for creditor protection under CCAA (collectively, Nortel), have reached an agreement on certain employment related matters regarding former Canadian Nortel employees, including Nortel’s Canadian registered pension plans and benefits for Canadian pensioners and Nortel employees on long term disability. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

On February 11, 2010, NNC provided an update on its creditor protection proceedings stating completed asset sales have generated more than US$2 billion in net proceeds. Nortel also announced that approximately 13,000 jobs have been preserved through announced sales to date, plus approximately 2,300 continuing in Nortel’s NBS and Corporate Group. Work still to be done includes asset sales, business transitions, claims process and other restructuring activities. Nortel is seeking court approvals for plan that ensures the continuity of employees with the skills to complete the process. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued by NNC on February 8, 2010.

99.2	Press Release issued by NNC on February 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel – Corporate and Corporate Secretary

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle Senior Vice-President, Finance and Corporate Services

Dated: February 11, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by NNC on February 8, 2010.

99.2	Press Release issued by NNC on February 11, 2010.